SCHEDULE A

To the Distribution Agreement

CARILLON SERIES TRUST1

Each class of a Series shall pay the Distributor the following fee rate pursuant to Section 5 of the Distribution Agreement.

Percentage of Daily Net Assets
Carillon ClariVest Capital Appreciation Fund/Carillon Eagle Growth & Income Fund
Class A	0.50%[2]
Class C	1.00%
Class I	0.00%
Class R-6	0.00%
All Other Series
Class A	0.35%[3]
Class C	1.00%
Class I	0.00%
Class R-6	0.00%

[1]

The Trust is comprised of the following series: Carillon ClariVest Capital Appreciation Fund, Carillon Eagle Growth & Income Fund, Carillon ClariVest International Stock Fund, Carillon Eagle Mid Cap Growth Fund, Carillon Eagle Small Cap Growth Fund, Fund, Carillon Reams Core Bond Fund, Carillon Reams Core Plus Bond Fund, Carillon Scout Mid Cap Fund, Carillon Scout Small Cap Fund, Carillon Reams Unconstrained Bond Fund, Carillon Chartwell Real Income Fund, Carillon Chartwell Small Cap Value Fund, Carillon Chartwell Mid Cap Value Fund, Carillon Chartwell Small Cap Growth Fund and Carillon Chartwell Short Duration High Yield Fund.

[2]

Under the fund’s distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.50% of average daily assets on Class A shares. The fund’s Board of Trustees has approved a current fee of 0.25% on Class A shares.

[3]

Under each fund’s distribution plan, the fund is authorized to pay a maximum distribution and service fee of 0.35% of average daily assets on Class A shares. The fund’s Board of Trustees has approved a current fee of 0.25% on Class A shares.

Date: April 26, 2024